AMENDMENT 4
to the
CORELOGIC, INC. DEFERRED COMPENSATION PLAN

WHEREAS, CoreLogic, Inc. (the “Company”) maintains the CoreLogic, Inc. Deferred Compensation Plan (the “Plan”); and
WHEREAS, Section 9.1 of the Plan reserves to the Board or Plan Committee the right to amend the Plan; and
WHEREAS, the purpose of this Amendment No. 4 (the “Amendment”) to the Plan is to permit Plan expenses to be paid out of Trust assets or by the Company; and
WHEREAS, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
NOW THEREFORE, BE IT RESOLVED, that the Plan is amended as follows, effective as of January 1, 2011:

1.	Plan section 7.4(b), “Compensation and Expenses,” is amended to read in its entirety as follows:

“(b)    All expenses of administering the Plan shall be paid from Trust assets,             unless paid directly by the Company.”

2.	Plan section 6.4(a)(5), “Death Benefit While Still Employed,” is amended to read in its entirety as follows:

“(5)    So long as the Trust maintains a Policy to pay benefits to a Participant or former Participant under Section 6.4(a)(2) and the Plan is not deemed to be in a 'restricted period' within the meaning of Code section 409A(b)(3), the Company shall pay to the Trustee amounts necessary to pay premiums on such Policy insuring the Participant or former Participant's life as soon as practicable after the end of each Plan Year, or such earlier time as the Company shall determine (but no later than the tax return due date for the Company for such year). Such premium expenses may be paid from Trust assets, unless the Company allocates such premium expenses amongst Participating Companies.”

IN WITNESS WHEREOF, CoreLogic, Inc. has duly executed this Amendment this 29th day of            September, 2011.

CoreLogic, Inc.

By: